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                               FARMOUT AGREEMENT
                        THIES BLOCK, REPUBLIC OF SENEGAL
--------------------------------------------------------------------------------

        THIS AGREEMENT is made and entered into effective December 17, 1997, by and among each of Societe des Petroles du Senegal ("Petrosen"), the national oil and gas company of the Republic of Senegal ("Senegal"), Benton Oil and Gas Company ("Benton"), a Delaware USA corporation (or its designated affiliate), and Fortesa Corporation ("Fortesa"), a Texas USA corporation (or its designated affiliate).

        Petrosen is a party to a Convention (the "Convention") issued by the Government of Senegal, dated effective February 26, 1993, granted by the Decree No. 93-155 of February 26, 1993, regarding the exploration, development and production of oil and/or gas from the Thies Block (the "Block"), which covers certain lands onshore in Senegal as described therein.

        In consideration of the mutual benefits to be derived by each of them, the parties to this Agreement (collectively, the "Parties," and individually, a "Party") agree to the following terms and provisions regarding their acquisition of their respective interests in the Block:

1. ONSHORE WORK PROGRAM. Benton and Fortesa (collectively, the "Benton Group") shall conduct, over the twenty-four (24) month period commencing on February 26, 1998, the following operations (collectively, the "Onshore Work Program") on the Thies Block:

        i. The drilling, testing and (if warranted) completion of two additional wells on the Thies Block at locations selected by the Benton Group. The Benton Group shall have the right to produce and market the production from all existing and future productive wells on the Thies Block;

        ii. The construction of a 4 1/2" or larger diameter pipeline from the Gadiaga No. 2 well, and other wells subsequently located near it to the vicinity of the Diam Niadio field;

        iii. The evaluation and, if necessary, reprocessing of existing geophysical data covering the Block and the acquisition, if necessary of additional new geophysical data for the development of new drilling prospects on the Block.

        In case of the non-completion of the Onshore Work Program within the twenty-four month period contemplated above, Petrosen agrees to join with the Benton Group in seeking a one year extension to the exploration period which begins on or about February 26, 1998, under the Convention.

        The Onshore Work Program shall include a budget of not less than $5,400,000 to be expended by the Benton Group, after the expenditure of which the Benton Group may elect to terminate their participation in the exploration and development of the Block. With satisfactory initial results, the Benton Group may spend an additional $5,400,000 on the Block.

2. OWNERSHIP SHARES. The ownership of the Block, the obligation to bear expenses (except as otherwise provided below in this Section), and the allocation of revenues from the sale of production from the Block shall be in the following shares:

                Petrosen        30%
                Benton          45%
                Fortesa         15%
                Third party     10%


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        The interest of Petrosen will be free of the obligation to bear any expense (I.E. will be "carried") until the Benton Group has expended an aggregate of $10,800,000 in the exploration and development of the Thies Block. After the Benton Group has expended the sum of $10,800,000, Petrosen shall join in bearing its share of all costs and expenses of conducting further operations on the Block. All owners of the Block shall bear their respective shares of the applicable royalty and other fiscal obligations imposed by the Convention and shall pay their respective shares of all income taxes attributable to the production and sale of hydrocarbons.

        Except for the carried interest of Petrosen, all owners of the Block shall bear their respective shares of all costs and expenses of conducting operations on the Block.

        In the event that any owner of the Block fails to bear its share of the expenses of the Onshore Work Program, its ownership interest shall be allocated to the Benton Group, unless otherwise agreed among the Parties.

        Except for the fiscal obligations imposed by the Convention, including the royalty payable to Senegal, there are no other burdens measured by or payable out of production.

3. JOINT OPERATING AGREEMENT. The owners of the Block shall enter into a mutually acceptable form of joint operating agreement, based upon the statutory model form of joint operating agreement included in the petroleum legislation of Senegal, governing operations on the Thies Block. The Parties shall negotiate and conclude such agreement prior to the commencement of operations on the Onshore Work Program. Benton shall be the initial operator designated under the joint operating agreement.

4. GAS DISPOSITION PROJECTS. The Benton Group shall have the right, but not the obligation, to participate as to the same shares set forth in
Section 2, above, in any project facilities concerning the disposition or utilization of any natural gas produced from the Thies Block. In the event that any other party elects not to participate in any such project, the Parties shall have the right to acquire their pro rata shares of any such unclaimed interest. In addition, any equity funding of any such project facilities provided by the Benton Group shall be credited against the $10,800,000 carry provided for above.

5.      MISCELLANEOUS.

        a. Currency. References in this Agreement to money shall be deemed to mean US dollars.

        b. Notices. Any notice required to be given pursuant to this Agreement shall be in writing and shall be delivered in person, or by private courier service, or by telecopier to each of the Parties at the address, or at the telecopier number, set forth below. The agent for receipt of any notice shall be the individual whose name is set forth below.

                To Petrosen:

                Societe des Petroles du Senegal
                19, rue Parchappe Immueble Faycal
                BP 2076 Dakar
                Republic of Senegal, West Africa
                Telephone:      221/82 20 444 or 221/82 20 595
                Telecopier:     221/ 82 28 340 or 221/ 83 21 899
                Attention:      Mr. Ousmane Ndiaye, Director General


                                     -2-

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                To Benton:

                Benton Oil and Gas Company
                1145 Eugenia Place, Suite 200
                Carpinteria, California USA 93013
                Telephone:      805/566-5600
                Telecopier:     805/566-5610
                Attention:      Sven Hagen, Senior Vice President

                To Fortesa:

                Fortesa Corporation
                2470 Gray Falls, Suite 120
                Houston, Texas USA 77077
                Telephone:      281/556-5656
                Telecopier:     281/556-6543
                Attention:      Rogers E. Beall, President

        c. GOVERNING LAW. This Agreement and all issues of interpretation or performance shall be governed by and construed under the Petroleum Code 86-13 of April 14, 1986 of Senegal.

        d. SUCCESSORS AND ASSIGNS. This Agreement shall be deemed binding upon the Parties and their respective successors and assigns, subject to the statutory limitations on assignments of interests in the Block.

        e. DISPUTE RESOLUTION. In the event of any dispute between or among the Parties, the arbitration provisions of the joint operating agreement shall govern and control.

        f. FORCE MAJEURE. In the event that the Benton Group is unable to carry out its duties and obligations as set forth in this Agreement as the result of any condition of force majeure, as such term is used in international oil and as transactions, the Benton Group shall be excused from such performance for as long as such condition continues, and the time lost as the result of such condition shall not be charged against the Benton Group in any manner.

        g. AMENDMENTS. No amendment or modification of this Agreement shall be deemed effective unless and until executed in writing by all of the Parties.

        h. PRIOR AGREEMENTS SUPERSEDED. This Agreement replaces and supersedes all agreements or understandings dated prior to the date hereof pertaining to the Thies Block between Fortesa and Petrosen or among all of the Parties.

Societe des Petroles du SENEGAL

By:  /s/ Ousmane Ndiaye                               12/17/97
  ----------------------------------                  --------
  Ousmane Ndiaye, Director General                      Date


                                     -3-

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BENTON OIL AND GAS COMPANY



By: /s/ Alex E. Benton                       Date:  12/17/97
   -----------------------------                  ----------
Alex E. Benton
Chief Executive Officer


FORTESA CORPORATION




By: /s/ Rogers Beall                        Date:  12/17/97
   -----------------------------                   ----------
Rogers Beall
President


FOR APPROBATION BY:

The Minister of Energy, Mines and Industry

/s/ Magued Diouf                          Date: 24 DEC. 1997
-------------------------------                -------------
Magued Diouf

[SEAL]